Exhibit 99.1

LINE OF CREDIT FUNDING AGREEMENT

FOR VALUE RECEIVED,  Oasis Online Technologies Corp a Minnesota Corporation ("Oasis"), hereby  promises to make  available  to TranSend International, Inc. a Nevada Corporation ("TranSend")  the  sum  of  up  to  ONE  HUNDRED  THOUSAND  DOLLARS ($100,000.00)  to be advanced by Oasis for such purposes as Oasis and TranSend may determine.  The commitment by Oasis to provide funds under the terms of this agreement shall not be changed or modified by reason of any change in the capital structure of TranSend whether by forward or reverse stock split or by reason of dilution  due to an  acquisition  or shares issued by and for compensation.

USE OF FUNDS:  TranSend  will  request  funds  from Oasis 10 days in advance of actually needing the funds to pay for ongoing  operational  expenses of TranSend and which are approved by the officers of both Oasis and TranSend.

TERMS OF LINE OF CREDIT:  This line of credit shall expire on December 31, 2008 and all advances made and interest accrued will be payable. Interest at the annual rate of ten percent (10%) shall accrue monthly on the average daily balance outstanding.

Oasis agrees to advance funds under this agreement to TranSend for working capital to pay the expenses of TranSend that have been approved by the Officers of both Oasis and TranSend.

WARRANTIES:  The parties  warrant one to the other that the execution,  delivery and performance of this  Agreement,  when executed and delivered by the Parties, will be a legal,  valid,  and  binding  obligation  of the  Parties  enforceable against it in accordance with its terms. Each Party represents and warrants that neither the execution nor the performance of this Agreement nor the consummation of the transactions  contemplated will violate (i) any applicable law or statute actually   known  to  such  Party;   (ii)  any  provision  of  the  Articles  of Incorporation  or  Bylaws  of each  warranting  Party or  equivalent;  (iii) any judgment,  order,  injunction,   decree  or  award  of  any  court,  arbitrator, administrative  agency,  or  governmental  body against,  or binding upon,  each warranting Party Parties or upon its properties,  assets, or business;  or (iii) any  International,  Country,  Federal,  State or Local law.  Each party further warrants and represents  that the signatures  below are fully and  appropriately authorized pursuant to the internal  organizational rules and regulations of the Party signing,  and the signatory has been fully  authorized to affix his or her signature to this Agreement.

GOVERNING  LAW, ETC: This Agreement will be governed by the laws of the State of Arizona,  USA, without  reference to its choice of law rules. All terms and  conditions  of this  Agreement  will be deemed  enforceable  to the fullest extent  permissible  under  applicable  law. If a provision of this Agreement is held invalid under any applicable law, such invalidity will not affect any other provision of this Agreement and such invalid  provision will be deemed  modified to the extent  necessary to make it valid and  enforceable or, if such provision cannot be so modified, it will be deemed deleted from this Agreement.

COOPERATION:   The  parties  will  reasonably  cooperate  with  one  another  in connection  with each other's  performance.  The parties  acknowledge  that such performance  depends  in  part on such  cooperation  and  that  the  failure  to cooperate may hinder or impede the other's performance hereunder.

TERMINATION:  This  Agreement  shall  terminate  at  the  earlier  of;  (1) upon mutual  agreement between the  parties or (2) on December, 31, 2008.

EXECUTED this 23rd day of April, 2008

Oasis Online Technologies Corp	TranSend International, Inc.

______________________________	_______________________________
By: Erik J. Cooper	By: Don Teague
Its: Chief Executive Officer	Its: Chairman of the Board